UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2010

AboveNet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23269	11-3168327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Hamilton Avenue
White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (914) 421-6700

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2010, the Compensation Committee of the Board of Directors of AboveNet, Inc. (the “Company”) met and approved certain compensation matters, including the actions described below.

Annual Incentive Cash Bonus Program

The Compensation Committee historically approves an annual employee bonus pool for most U.S.-based employees based on the achievement in the particular fiscal year of certain adjusted U.S. EBITDA (domestic net earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring, non-operational and non-cash items and for termination revenues in excess of a specified amount) (“Adjusted U.S. EBITDA”) targets established by the Compensation Committee.  Each Adjusted U.S. EBITDA target level provides for a bonus percentage for each employment level tier.  The annual employee bonus pool is determined by multiplying the applicable bonus percentage by the aggregate annual base earnings of the eligible employees in each employee tier.  Additional discretionary amounts set by the Compensation Committee are also provided for achieving the Adjusted U.S. EBITDA targets.  Bonus payments to employees from the bonus pool are generally discretionary except that in accordance with their employment agreements, each of the President and Chief Executive Officer William LaPerch, the Senior Vice President and Chief Financial Officer Joseph Ciavarella, the Senior Vice President and Chief Technology Officer Rajiv Datta, the Senior Vice President for Operations Douglas Jendras and the Senior Vice President and General Counsel Robert Sokota is entitled to a bonus equal to thirty five percent (35%) of his respective base salary upon the achievement of  a specified Adjusted U.S. EBITDA target and any other targets as may be set by the Compensation Committee.  In addition, the Senior Vice President of Sales John Jacquay is entitled to a bonus of $250,000 upon the achievement of such specified Adjusted U.S. EBITDA target (and any other targets as may be set by the Compensation Committee).  These officers are the Company’s named executive officers.  If the Adjusted U.S. EBITDA target established for the bonus payments to the named executive officers is not achieved, no bonus payments are required to be made to these officers.

Determination of 2009 Bonuses and Establishment of 2010 Target

In establishing the 2009 Bonus Plan for U.S.-based employees, the Compensation Committee established a base bonus pool for the achievement of $123.2 million of Adjusted U.S. EBITDA (the “2009 Base Bonus Target”).  The 2009 Base Bonus Target also served as the Adjusted U.S. EBITDA target for the named executive officers in 2009. The base bonus pool was to be increased in the event that we achieved certain Adjusted U.S. EBITDA that was in excess of the 2009 Base Bonus Target and was to be reduced in the event that we achieved certain Adjusted U.S. EBITDA that was less than the 2009 Base Bonus Target as set forth in the 2009 Bonus Plan. Based on the Company’s Adjusted U.S. EBITDA performance for the year ended December 31, 2009, the Compensation Committee granted incentive cash bonuses for 2009 to the named executive officers out of the bonus pool as follows, which included the amounts required in accordance with their employment agreements and additional discretionary amounts awarded in recognition of the Company’s superior performance in 2009:

Name	Bonus
William G. LaPerch	$350,000
Joseph P. Ciavarella	$215,000
Robert Sokota	$215,000
John Jacquay	$350,000
Rajiv Datta	$225,000
Douglas Jendras	$215,000

In establishing the 2010 Bonus Plan for U.S.-based employees, the Compensation Committee established a base bonus pool for the achievement of $151.6 million of Adjusted U.S. EBITDA (the “2010 Base Bonus Target”).  The 2010 Base Bonus Target also serves as the Adjusted U.S. EBITDA target for the named executive officers in 2010. The 2010 Base Bonus Target is not indicative of the Company’s expectation for its 2010 consolidated adjusted EBITDA and is not calculated in the same manner as consolidated adjusted EBITDA reported by the Company. The base bonus pool will be increased in the event that we achieve certain Adjusted U.S. EBITDA in excess of the 2010 Base Bonus Target and will be reduced in the event that we achieve certain Adjusted U.S. EBITDA less than the 2010 Base Bonus Target as set forth in the 2010 Bonus Plan. In accordance with their employment agreements, in the event that we do not achieve the 2010 Base Bonus Target, we are not required to make bonus payments to the named executive officers.

Vesting of Performance Restricted Stock Units

In September 2008, William LaPerch was granted 42,000 restricted stock units, which vest ratably in each of 2010, 2011 and 2012 based on the achievement of certain quantitative and qualitative performance targets for fiscal years 2009, 2010 and 2011, which targets were to be established for each year by the Compensation Committee.  In March 2009, the Compensation Committee established (a) two quantitative targets - for the year ended December 31, 2009, (i) the Company’s consolidated adjusted earnings before interest, taxes, depreciation and amortization of at least $133.0 million (based on the Company’s 2009 approved capital expenditure budget) and (ii) the Company’s consolidated revenue of at least $337.6 million and (b) a number of qualitative targets relating to the Company’s performance and Mr. LaPerch’s personal performance in 2009, which would be assessed by the Compensation Committee in its discretion.  On March 1, 2010, based upon the Compensation Committee’s review of the Company’s and Mr. LaPerch’s performance in 2009 relative to the established targets, the Compensation Committee approved the vesting of the full initial 14,000 restricted stock units.  In accordance with the terms of the stock unit agreement with Mr. LaPerch, the shares underlying these restricted stock units will be delivered on March 15, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABOVENET, INC.

Date: March 5, 2010	By:	/s/ Robert Sokota
Robert Sokota
Senior Vice President and General Counsel